Exhibit 99.1

Consolidated Water Reports Q1 2019 Results; Total Revenues up 17% to $17.0 million, Net Income Increased to $6.2 million or $0.41 per Share

GEORGE TOWN, Cayman Islands, May 13, 2019 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of seawater desalination plants, reported results for the quarter ended March 31, 2019. Quarterly comparisons are to the year-ago quarter unless otherwise noted.

Q1 2019 Financial Highlights

•	Total revenues increased 17% to $17.0 million.

•	Gross profit up 13% to $7.0 million.

•	Net income attributable to stockholders increased to $6.2 million or $0.41 per diluted share.

•	$1.3 million in dividends paid.

Q1 2019 Operational Highlights

•	Awarded a new seven-year bulk water supply agreement from the Water-Authority Cayman for its North Side Water Works desalination plant, effective July 1.

•	Completed the sale of the company’s Belize subsidiary for $7 million and repatriated more than $12 million in cash to be used to support growth and M&A initiatives.

•	Completed the expansion of the water production and storage capacity of the Abel Castillo Water Works plant in Grand Cayman and began utilizing these new capabilities in March.

•	Advanced the development of the project in Rosarito, Baja California, Mexico involving the construction and operation of a major seawater desalination plant and distribution pipeline. Company received notice of lender approval of up to $200 million of the debt financing required for the project. Designed to produce 100 million gallons per day of potable water, the plant is expected to be the largest of its kind in the Western Hemisphere and a major, much-needed new source of drinking water for the coastal region of Baja California for at least 37 years.

Management Commentary

“In Q1, we realized double-digit revenue and gross profit growth, which was driven primarily by increased production activity in our manufacturing business segment,” commented Consolidated Water CEO, Rick McTaggart. “We expect this growth in manufacturing activity, as compared to last year, to be maintained over the remainder of the year.

“During the quarter, we executed a new agreement with the Water-Authority Cayman for the North Side Water Works desalination plant. The agreement secures our position as the dominant desalinated water producer in the Cayman Islands for the next several years. Completing the expansion of the Abel Castillo Water Works plant ensures that we can meet future water supply needs of our retail water customers in Grand Cayman. The sale of our Belize subsidiary allowed us to repatriate more than $12 million in cash that we can use to fund our growth initiatives.

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“Our Rosarito project had two major positive developments during the quarter: we were informed by a major lender that their credit committee had approved up to $200 million in debt financing for the project , and the Congress of the State of Baja California, Mexico renewed key authorizations required for the project. The authorizations allow the State to obtain the credit facility it needs for the project. We can now proceed to several important next steps before beginning the construction phase, including securing the remaining required debt financing and aqueduct rights-of-ways.

“Supported by a strong balance sheet and ample liquidity, both of which have continued to improve, we are focused on expanding our businesses into new markets and complementary product lines. This includes actively evaluating acquisition targets in North America that would expand our geographic footprint and diversify our revenue streams.”

Q1 2019 Financial Summary

Total revenues for the first quarter of 2019 were $17.0 million, up 17% compared to $14.6 million in the same year-ago quarter. The increase was primarily driven by an increase of $2.5 million in the manufacturing segment and slightly higher retail revenues. Manufacturing revenues increased due to an increase in the number of orders and expanded project production activity. The increase in manufacturing and retail revenues was partially offset by a slight decrease in bulk and services revenues. The decrease in bulk revenues is due to the lower rates that came into effect in February for water supplied from the Red Gate and North Sound plants.

Gross profit for the first quarter of 2019 was $7.0 million, up 13% from $6.2 million in the same year-ago quarter.

Net income attributable to Consolidated Water stockholders for the first quarter of 2019 was $6.2 million or $0.41 per fully diluted share, up 196% from $2.1 million or $0.14 per fully diluted share in 2018.

Net income and diluted EPS for the first quarter of 2019 and 2018 included operating expenses of $0.5 million and $0.6 million, respectively, related to development costs for the Rosarito desalination plant.

The rise in net income for the first quarter of 2019 as compared to the same year-ago quarter reflects an improvement in income from operations of approximately $1.1 million and the gain on the sale of the company’s discontinued Belize operations of approximately $3.6 million.

Cash and cash equivalents totaled $38.0 million as of March 31, 2019, as compared to $31.3 million as of December 31, 2018. The increase resulted primarily from the sale of our discontinued Belize operations and to a lesser extent lower accounts receivable for the Bahamas operations.

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Segment Results

	Three Months Ended March 31, 2019 (Unaudited)
	Retail	Bulk	Services	Manufacturing	Total
Revenues	$6,686,660	$7,111,313	$100,577	$3,089,974	$16,988,524
Cost of revenues	2,825,604	4,954,591	121,919	2,124,107	10,026,221
Gross profit (loss)	3,861,056	2,156,722	(21,342)	965,867	6,962,303
General and administrative expenses	3,117,278	261,412	485,885	513,459	4,378,034
Gain (loss) on asset dispositions and impairments, net	(2,731)	46,500	-	-	43,769
Income (loss) from operations	$741,047	$1,941,810	$(507,227)	$452,408	2,628,038
Other income, net					260,090
Income before income taxes					2,888,128
Provision for income taxes					48,959
Net income from continuing operations					2,839,169
Income from continuing operations attributable to non-controlling interests					273,908
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					2,565,261
Total income from discontinued operations					3,621,170
Net income attributable to Consolidated Water Co. Ltd. stockholders					$6,186,431

	Three Months Ended March 31, 2018 (Unaudited)
	Retail	Bulk	Services	Manufacturing	Total
Revenues	$6,431,348	$7,446,783	$123,764	$552,768	$14,554,663
Cost of revenues	2,761,554	5,050,336	134,871	438,861	8,385,622
Gross profit (loss)	3,669,794	2,396,447	(11,107)	113,907	6,169,041
General and administrative expenses	3,145,483	236,234	650,636	629,358	4,661,711
Gain (loss) on asset dispositions and impairments, net	(1,340)	-	-	-	(1,340)
Income (loss) from operations	$522,971	$2,160,213	$(661,743)	$(515,451)	1,505,990
Other income, net					147,597
Income before income taxes					1,653,587
(Benefit from) income taxes					(77,388)
Net income from continuing operations					1,730,975
Loss from continuing operations attributable to non-controlling interests					(34,493)
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,765,468
Total income from discontinued operations					327,057
Net income attributable to Consolidated Water Co. Ltd. stockholders					$2,092,525

Outlook

Based on committed purchase orders, Consolidated Water expects the performance of its manufacturing segment for the remainder of 2019 to exceed its performance for the comparable 2018 period.

The company traditionally sells more water on Grand Cayman during the first half of the calendar year when the number of tourists visiting its area of operation is typically greater and local rainfall is less as compared to the back half of the year.

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Conference Call

Consolidated Water management plans to host a call later today to discuss its first quarter of 2019 results, followed by a question and answer period.

Date: Monday, May 13, 2019

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10131212

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through May 20, 2019, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10131212

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where there are scarce amounts of naturally occurring potable water. The company operates facilities in the Cayman Islands, British Virgin Islands, The Bahamas, and Indonesia. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States. For more information, visit www.cwco.com.

Company Contact:

David Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Consolidated Water Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566
CWCO@cma.team

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for new water projects, including the project under development in Baja California, Mexico, its ability to develop and operate such projects profitably, its ability to renew existing bulk water supply contracts, its ability to collect its delinquent accounts receivable in the Bahamas, and its ability to manage growth and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$38,016,963	$31,337,477
Restricted cash	1,500,000	-
Accounts receivable, net	22,452,168	24,228,095
Inventory	3,974,413	2,232,721
Prepaid expenses and other current assets	995,480	1,035,796
Current portion of loans receivable	370,465	734,980
Costs and estimated earnings in excess of billings	2,826,388	835,669
Current assets of discontinued operations	-	1,959,494
Total current assets	70,135,877	62,364,232
Property, plant and equipment, net	64,294,070	58,880,818
Construction in progress	406,280	6,015,043
Inventory, non-current	4,435,235	4,545,198
Investment in OC-BVI	2,604,523	2,584,987
Goodwill	8,004,597	8,004,597
Land and rights of way held for development	24,161,024	24,161,024
Intangible assets, net	1,667,778	1,891,667
Operating lease right-of-use assets	3,409,930	-
Other assets	2,111,412	2,123,999
Long-term assets of discontinued operations	-	1,944,033
Total assets	$181,230,726	$172,515,598

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$5,025,051	$4,570,641
Accrued compensation	1,585,817	1,286,468
Dividends payable	1,288,607	1,286,493
Current maturities of operating leases	433,560	-
Billings in excess of costs and estimated earnings	-	109,940
Current liabilities of discontinued operations	-	646,452
Total current liabilities	8,333,035	7,899,994
Deferred tax liability	592,468	659,874
Noncurrent operating leases	3,031,110	-
Other liabilities	199,827	199,827
Total liabilities	12,156,440	8,759,695
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders’ equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 32,813 and 34,796 shares, respectively	19,688	20,878
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,009,770 and 14,982,906 shares, respectively	9,005,862	8,989,744
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	87,335,292	87,211,953
Retained earnings	64,204,369	59,298,161
Cumulative translation adjustment	(549,555)	(549,555)
Total Consolidated Water Co. Ltd. stockholders’ equity	160,015,656	154,971,181
Non-controlling interests	9,058,630	8,784,722
Total equity	169,074,286	163,755,903
Total liabilities and equity	$181,230,726	$172,515,598

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CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2019	2018
Total revenues	$16,988,524	$14,554,663
Total cost of revenues	10,026,221	8,385,622
Gross profit	6,962,303	6,169,041
General and administrative expenses	4,378,034	4,661,711
Gain (loss) on asset dispositions and impairments, net	43,769	(1,340)
Income from operations	2,628,038	1,505,990

Other income (expense):
Interest income	150,185	161,121
Interest expense	-	(1,754)
Profit-sharing income from OC-BVI	6,075	28,350
Equity in the earnings of OC-BVI	13,461	80,593
Net unrealized loss on put/call options	(24,000)	(206,000)
Other	114,369	85,287
Other income, net	260,090	147,597
Income before income taxes	2,888,128	1,653,587
Provision for (benefit from) income taxes	48,959	(77,388)
Net income from continuing operations	2,839,169	1,730,975
Income (loss) from continuing operations attributable to non-controlling interests	273,908	(34,493)
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	2,565,261	1,765,468
Gain on sale of discontinued operations	3,621,170	-
Net income from discontinued operations	-	327,057
Total income from discontinued operations	3,621,170	327,057
Net income attributable to Consolidated Water Co. Ltd. stockholders	$6,186,431	$2,092,525

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.17	$0.12
Discontinued operations	$0.24	$0.02
Basic earnings per share	$0.41	$0.14

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.17	$0.12
Discontinued operations	$0.24	$0.02
Diluted earnings per share	$0.41	$0.14

Dividends declared per common and redeemable preferred shares	$0.085	$0.085

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,020,344	14,959,259
Diluted earnings per share	15,129,401	15,114,477

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